Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

BLEND LABS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Other	12,495,518(2)	$2.83(3)	$35,362,316	$147.60 per $1,000,000	$5,220

Total Offering Amounts					$35,362,316		$5,220

Total Fee Offsets							—(4)

Net Fee Due							$5,220

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock (“Class A Common Stock”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock.

(2)

Reflects an automatic increase to the number of shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 Plan, which annual increase is provided for in the 2021 Plan.

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $2.83 per share, which is the average of the high and low prices of Class A common stock, as reported on the New York Stock Exchange, on March 13, 2024.

(4)	The Registrant does not have any fee offsets.